EXHIBIT 23.4

CONSENT OF STANTEC CONSULTING SERVICES INC.

In connection with the Contango Ore, Inc. Current Report on Form 8-K/A filed with the Securities and Exchange Commission on January 13, 2026 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 8-K/A”), the undersigned consents to the following:

i.

the filing and use of the technical report summary titled “SEC Technical Report Summary Initial Assessment of the Johnson Tract Polymetallic (Gold, Zinc, Copper, Silver, Lead) project, Alaska” (the “TRS”), with an effective date of May 12, 2025, as amended on January 12, 2026, as an exhibit to and referenced in the Form 8-K/A;

ii.

the incorporation by reference of the TRS in the Registration Statements of Contango Ore, Inc. on Form S-3 (Nos. 333-280509 and 333-283285) and Form S-8 (Nos. 333-172448, 333-222117, 333-235865, 333-268379, and 333-275601) (the “Registration Statements”);

iii.

the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS, Form 8-K/A and the Registration Statements; and

iv.

any extracts from or summaries of the TRS included or incorporated by reference in the Form 8-K/A and the Registration Statements, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that were reviewed and approved by us, that is included or incorporated by reference in the Form 8-K/A and the Registration Statements.

Dated: January 13, 2026

By:	/s/ Gold, Gregory
Name:	Gregory Gold, PE, QP, MBA, Stantec Consulting Services Inc.